PRESS RELEASE
Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

Whitestone REIT Announces Transfer of Common Share Listing
From NYSE MKT to the New York Stock Exchange

Houston, Texas, June 25, 2012 - Whitestone REIT (NYSE-MKT: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today that it has received approval to list its common shares on the New York Stock Exchange (“NYSE”). In anticipation of the transfer from the NYSE MKT to the NYSE, Whitestone REIT notified the NYSE MKT today of its intent to voluntarily delist its Class B common shares from the NYSE MKT. Prior to the transfer, Whitestone expects to effect amendments to its declaration of trust that consolidate its Class A and Class B common shares into a single class of common shares, as approved by shareholders at the 2012 annual meeting. Trading of Whitestone's common shares is scheduled to commence on the NYSE on or about June 29, 2012, under its existing ticker symbol WSR. Until that time, trading of Whitestone's common shares will continue on the NYSE MKT.

“This move to the New York Stock Exchange is important to Whitestone, as we expect it to increase our visibility in the investment community and enhance our investor outreach as we continue to build shareholder value,” said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. “Having our shares trade on the NYSE represents a significant milestone as we work toward our goal of growing Whitestone into a leader in the Community Centered Property™ REIT space.”

About Whitestone REIT
Whitestone REIT (NYSE-MKT: WSR) is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local, service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings including medical, education, and casual dining. The largest of its over 950 tenants comprises less than 1.5% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Relations section of the Company's website has links to Whitestone's filings with the Securities and Exchange Commission, news releases, financial reports and investor newsletters.

Forward-Looking Statements
Statements included herein that state Whitestone's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. Whitestone's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to Whitestone's regulatory filings with the Securities and Exchange Commission for information or factors that may impact Whitestone's performance.